Exhibit 99.1

   HORIZON BANCORPORATION, INC. ANNOUNCES 10% INCREASE IN SHAREHOLDER DIVIDEND

BRADENTON, Fla., Nov. 27 /PRNewswire-FirstCall/ -- Horizon Bancorporation, Inc. (OTC Bulletin Board: HZNB), parent company of Horizon Bank, is pleased to announce that the Board of Directors has declared a 10% increase in its annual dividend to $.11 (eleven cents) per share, payable to shareholders of record as of December 17, 2007, to be paid on January 15, 2008.

The eight year old Bank has grown to approximately $190 Million in assets and has posted 22 consecutive quarters of earnings. Charles Conoley, President and CEO, said the announced dividend is consistent with the Board's strategy when the Bank was started of creating a Bank with moderate growth and stable earnings that allows for the payment of an annual dividend to the shareholders. Mr. Conoley also noted that the Bank has grown in asset size in each of its first eight years, and this growth is expected to continue in 2008.

Horizon presently has three full service branches in Manatee County, Florida and plans to open a full service branch in Brandon, which is located in Hillsborough County, Florida, in the second quarter of 2008.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage- interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

SOURCE Horizon Bancorporation, Inc.
    -0-                        11/27/2007
    /CONTACT: Charles F. Conoley, President of Horizon Bancorporation, Inc., +1-941-753-2265/
    /First Call Analyst: /
    /FCMN Contact: kjepson@horizonbankfl.com/
    /Web site:  http://www.horizonbankfl.com/
    (HZNB)